                                                          EXHIBIT 11

                     REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

                      (In thousands except per share amounts)

                                                       Year Ended December 31,
                                          ------------------------------------------------------
                                            1994       1993        1992        1991        1990
                                            ----       ----        ----        ----        ----
Primary:
 Earnings:
   Net income.......................     $340,008    $301,205    $258,883    $227,360    $201,220
   Less preferred stock dividends...      (34,410)     28,415      28,386      22,733      21,043
                                         --------    --------    --------    --------    --------
   Net income applicable to
     common stock...................     $305,598    $272,790    $230,497    $204,627    $180,177
                                         ========    ========    ========    ========    ========

Shares:
   Average number of common shares
     outstanding....................       52,736      52,466      52,204      51,852      49,726
                                         --------    --------    --------    --------    --------
 Per share of common stock:
   Net income.......................     $   5.79    $   5.20    $   4.42    $   3.95    $   3.62
                                         ========    ========    ========    ========    ========
Fully Diluted:
 Earnings:
   Net income applicable to
     common stock...................     $305,598    $272,790    $230,497    $204,627    $180,177
   Add dividends applicable to
     convertible preferred stock....       11,643      11,643      11,643       7,277          -
                                         --------    --------    --------    --------    --------
   Net income applicable to
      common stock as adjusted......     $317,241    $284,433    $242,140    $211,904    $180,177
                                         ========    ========    ========    ========    ========
Shares:
   Average number of common shares
      outstanding...................       52,736      52,466      52,204      51,852      49,726
   Add shares assumed issued upon
      exercise of stock options.....          229         286         247         181          -
   Add shares assumed issued upon
      conversion of preferred stock.        3,569       3,569       3,569       2,259          -
                                         --------    --------    --------    --------    --------
   Average number of common shares
      outstanding as adjusted.......       56,534      56,321      56,020      54,292      49,726
                                         ========    ========    ========    ========    ========
 Per share of common stock:
   Net income ......................     $   5.61    $   5.05    $   4.32    $   3.90    $   3.62
                                         ========    ========    ========    ========    ========